Exhibit 10.1

HASHDEX COMMODITIES TRUST

PLAN OF LIQUIDATION AND TERMINATION

of the

Hashdex Bitcoin ETF

This Plan of Liquidation and Termination (this “Plan”) is made by Hashdex Commodities Trust (the “Trust”), a Delaware statutory trust, with respect to its series: the Hashdex Bitcoin ETF (the “Fund”). The Fund was created pursuant to Article III, Section 3.2 of the Trust’s Second Amended and Restated Declaration of Trust and Trust Agreement, dated as of January 15, 2026 (the “Declaration of Trust”). The Trust was established pursuant to Chapter 38 of Title 12 of the Delaware Code entitled “Treatment of Delaware Statutory Trusts,” which sets forth requirements for establishing or terminating series of a trust established thereunder (the “Delaware Trust Statute”).

RECITALS

A. Pursuant to Article XIII, Section 13.1 of the Declaration of Trust, the Trust’s sponsor (the “Sponsor”) may terminate any series of the Trust if the Sponsor, in its sole discretion, determines that the series’ aggregate net assets in relation to the operating expenses of such series make it unreasonable or imprudent to continue the business of the series long term.

B. Pursuant to Article XIII, Section 13.2 of the Declaration of Trust, upon termination of a series of the Trust in accordance with Section 3808(e) or (g), as applicable, of the Delaware Trust Statute, the business and affairs of the series shall be wound up and all assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom shall be applied and distributed in the following order of priority: (a) to the expenses of liquidation and termination and to creditors in satisfaction of liabilities of the series, and (b) to the series shareholders.

C. The Sponsor has determined that the Fund’s aggregate net assets in relation to the operating expenses of the Fund make it unreasonable or imprudent to continue the business of the Fund long term.

D. Based on the provisions of the Declaration of Trust and the determinations of the Sponsor set forth in the recitals above, the Sponsor has adopted this Plan with respect to the Fund.

E. The Fund is treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes.

PROVISIONS

This Plan, as set forth below, shall be effective on a date determined by the officers of the Sponsor following the adoption of this Plan by the Sponsor.

ARTICLE 1. Liquidation and Termination; Sponsor’s Powers

(a) The Fund shall be terminated, and its affairs shall be wound up, on such date as the Sponsor, with the advice of counsel, may determine. The liquidation date for the Fund shall be August 18, 2026 (the “Liquidation Date”) and the proceeds of the liquidation are scheduled to be sent to shareholders on or about August 24, 2026.

(b) Following the Liquidation Date for the Fund, all powers of the Sponsor under the Declaration of Trust shall continue with respect to the Fund.

ARTICLE 2. Filings with Governmental Authorities

The appropriate officers of the Sponsor shall be authorized to (a) file with the SEC any supplement and/or regulatory filing in connection with the implementation of this Plan and the transactions contemplated thereby, (b) file for and obtain any necessary tax clearance certificates and/or other documents required from the State of Delaware and any other applicable governmental authority for the Fund, (c) timely file any other documents required by any such authority, including a final Internal Revenue Service Form 1065 (U.S. Return of Partnership Income), and (d) make any other filings the appropriate officers determine are required.

ARTICLE 3. Sales, Redemptions, and Trading Before Liquidation Date

As of the close of regular trading on the NYSE Arca, Inc. (“NYSE Arca”), on August 17, 2026, the Fund will no longer accept orders for Creation Baskets or Redemption Baskets (as such terms are defined in the Fund’s prospectus) from authorized participants. Trading in the shares of the Fund on the NYSE Arca will be suspended prior to the open of market on August 18, 2026 and beginning on that date, there can be no assurance that there will be a secondary market for the shares. The Fund’s shareholders may sell their holdings before August 18, 2026 and customary brokerage charges may apply to such transactions.

On or about August 18, 2026, the Fund will begin the process of liquidating its portfolio. As a result, the Fund’s cash holdings will increase, and the Fund will no longer be managed in accordance with its investment objective.

The liquidation date for the Fund will be August 18, 2026 and the proceeds of the liquidation are scheduled to be sent to shareholders of the Fund on or about August 24, 2026.

These distributions to shareholders will be treated as liquidating distributions for U.S. federal income tax purposes and shareholders are encouraged to consult their own tax advisors concerning the impact of the liquidation of the Fund in light of their own unique circumstances.

ARTICLE 4. Liquidation Procedures

(a) The officers of the Sponsor shall cause to be prepared and published via press release, and posted on the Company’s website, notice informing the shareholders of the Fund of the adoption of this Plan and containing such other information as such officers shall find necessary or desirable.

(b) In connection with the liquidation, the Fund shall (1) sell all of its assets for cash, convert them to cash equivalents, or permit them to mature, and apply the same to the payment of all known or reasonably ascertainable debts, obligations, and other liabilities of the Fund incurred or expected to be incurred prior to the Fund’s Liquidation Date, including necessary expenses of the Fund’s liquidation and termination, and (2) obtain such releases, indemnities, refunding, and other agreements as the Sponsor deems necessary for the protection of the Trust and the shareholders of the Fund.

(c) The assets of the Fund remaining after payment of (or reservation of amounts to pay) the Fund’s liabilities pursuant to (b) above (the “Net Assets”) will be distributed in a single cash payment (the “Liquidating Distribution”) ratably among the shareholders of record of the Fund as of August 19, 2026. For purposes of the Fund’s Liquidating Distribution, shares of the Fund will be individually redeemable by the Trust and its agents. The Liquidating Distribution for the Fund will be made promptly after the Liquidation Date. Should any assets of the Fund not be distributed in the Liquidating Distribution, or should additional assets attributable to the Fund come into the possession of the Trust in the future, the Trust shall, to the extent reasonably practicable, take steps to distribute such assets to shareholders of the Fund as of the Liquidation Date.

(d) If one or more shareholder(s) of the Fund to whom one or more distributions pursuant to paragraph (c) are payable cannot be located, a trust may be created with a financial institution in the name and on behalf of the Fund and, subject to applicable abandoned property laws, any remaining assets of the Fund may be deposited in such trust for the benefit of such shareholder(s). The expenses of any such trust shall be charged against the assets therein. The Trust is under no obligation to establish such a trust.

ARTICLE 5. Amendment of this Plan

The officers of the Sponsor, acting on behalf of the Sponsor, may authorize variations from, or amendments to, the provisions of this Plan that are deemed necessary or appropriate to effect such distribution(s) and the Fund’s liquidation and termination.

ARTICLE 6. Expenses

Except as provided in Article 4, paragraph (d), the Fund, or the Sponsor on the Fund’s behalf, shall bear the expenses incurred in connection with carrying out this Plan applicable to the Fund, including the cost of liquidating its assets and terminating its existence.

ARTICLE 7. Power of the Sponsor and its Officers

The Sponsor and the appropriate officers of the Sponsor shall have authority to do or authorize any or all acts and things as provided for in the Plan and any and all such further acts and things as they may consider necessary or desirable to carry out the purposes of the Plan, including, without limitation, the execution and filing of all certificates, documents, information returns, tax returns, forms, and other papers that may be necessary or appropriate to implement the Plan or that may be required by any applicable laws.

{Signature Page Follows}

IN WITNESS HEREOF, the undersigned has executed this Plan of Liquidation and Termination as of this 3th day of August, 2026.

HASHDEX COMMODITIES TRUST

By Hashdex Asset Management, Ltd.,
as Sponsor

By:	/s/ Samir Kerbage
Name:	Samir Kerbage
Title:	Director of the Sponsor (Principal Financial Officer)

4